Exhibit (3)

VOTING TRUST AGREEMENT

THIS VOTING TRUST AGREEMENT (this “Agreement”) is made and entered into effective for all purposes and in all respects as of June 11, 2018 and among Lord Securities Corporation, as trustee (the “Trustee” or any successor thereto), Citibank, N.A., a national banking association, including its successors and assigns by operation of law (the “Purchaser”) and Glass Lewis & Co., LLC (the “Voting Consultant” or any successor thereto).

WHEREAS, the Purchaser is the legal and Beneficial Owner of 1,800 shares of Series W-7 Variable Rate Demand Preferred Shares (“VRDP Shares”) of BlackRock MuniYield New Jersey Fund, Inc. (the “Fund”) as of June 11, 2018 (the “Effective Date”);

WHEREAS, the Purchaser (i) was the Beneficial Owner of 1,022 VRDP Shares of the Fund prior to the Effective Date, which shares are subject to the Voting Trust Agreement, dated as of June 21, 1012 (the “Existing Voting Trust Agreement”), among the Trustee, the Purchaser and the Voting Consultant and (ii) is acquiring an additional 778 VRDP Shares on the Effective Date;

WHEREAS, the Purchaser desires to transfer and assign irrevocably to the Trustee, and the Trustee desires to accept such transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights and responsibilities, as set forth in Section 1 below, as a Beneficial Owner of (i) VRDP Shares owned and acquired by the Purchaser as principal on the Effective Date (such VRDP Shares, when owned by the Purchaser, the “Subject Shares”) and (ii) any additional shares of VRDP Shares or capital stock of any class or series of the Fund having voting powers of which an Affiliate of the Purchaser is the Beneficial Owner or that the Purchaser becomes the Beneficial Owner of during the term of this Agreement (any such additional shares of capital stock of the Fund having voting powers being “Additional Shares” and when so acquired will become a part of the “Subject Shares” covered by this Agreement);

WHEREAS, the Voting Consultant, appointed pursuant to the Subscription Agreement, shall analyze any matters requiring the owner of Subject Shares to vote or consent in its capacity as an equity holder (whether at a meeting or via a consent solicitation and shall provide a recommendation to the Trustee of how to vote or consent with respect to such voting or consent matters;

WHEREAS, the Voting Consultant and the Trustee are Independent of the Purchaser;

WHEREAS, the parties hereto wish to terminate the Existing Voting Trust Agreement upon the execution and delivery of this Agreement; and

WHEREAS, the parties hereto desire to set forth in writing their understandings and agreements.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally and equitably to be bound, hereby agree as follows:

1.	Creation of Trust

The Purchaser hereby irrevocably transfers and assigns to the Trustee, and the Trustee hereby accepts the transfer and assignment of, the right to vote and consent for the Purchaser in connection with all of its voting and consent rights as Beneficial Owner of the Subject Shares with respect to the following matters (collectively, the “Voting Matters”):

(a) the election of the two members of the Board for which holders of VRDP Shares (and other preferred shares of the Fund) are exclusively entitled to vote under Section 18(a)(2)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”) and all other rights given to holders of VRDP Shares with respect to the election of the Board of the Fund;

(b) the conversion of the Fund from a closed-end management investment company to an open-end fund, or to change the Fund’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Governing Document that relates solely to any action or amendment to the Governing Document that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Governing Document or any definitions relevant to any such Section;

(c) the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Fund’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Governing Document that relates solely to any action or amendment to the Governing Document that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Governing Document or any definitions relevant to any such Section; and

(d) borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Fund’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (any of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Governing Document that relates solely to any action or amendment to the Governing Document that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to or, for the avoidance of doubt, any voting or consent right relating to any amendment or waiver of Section 6, 7 or 10 of the Governing Document, Section 6.24 of the Fee Agreement or any definitions relevant to any such Section.

In order to effect the transfer of voting and consent rights with respect to the Voting Matters, the Purchaser hereby irrevocably appoints and constitutes, and will cause each of its Affiliates who are Beneficial Owners of any Subject Shares (other than a tender option bond trust to the extent the Purchaser or an Affiliate thereof (other than such trust) and not such trust exercises the voting rights with respect to the Voting Matters in respect of the VRDP Shares held by such trust) to irrevocably appoint and constitute, the Trustee as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Trustee one or more irrevocable proxies with respect to the Voting Matters and further agrees, and agrees to cause each of such Affiliates, to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to the Voting Trust Agreement.

The Purchaser will retain all other voting and consent rights under the Related Documents and the Purchaser, its Affiliates or designee will also be the registered or beneficial owner of the VRDP Shares. If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the Purchaser or its Affiliate or designee owning such Subject Shares; provided, that, any Additional Shares will become part of the Subject Shares covered by this Agreement.

2.	Definitions

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any majority-owned subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors or trustees of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the avoidance of doubt, the term “Affiliate” shall include a tender option bond trust of which the Purchaser and/or one or more of its Affiliates collectively owns a majority of the residual interests.

“Beneficial Owner” means, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

“Board” means the Board of Directors of the Fund or any duly authorized committee thereof.

“Excluded Transfer” means any transfer of VRDP Shares (1) to a tender option bond trust in which the Purchaser and/or its Affiliates collectively own all of the residual interests, (2) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any tender option bond trust in which the Purchaser and/or its Affiliates own collectively all of the residual interests, provided that such distribution in-kind is pursuant to a mandatory termination of such tender option bond trust under the documents governing such tender option bond trust and such mandatory termination results from objective events or conditions outside of the control of the Purchaser, its Affiliates and any holder of ownership interest in such tender option bond trust, (3) in connection with a repurchase financing transaction or (4) relating to a collateral pledge arrangement.

“Governing Document” means the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, as amended from time to time in accordance with the provisions thereof (including any replacement or successor document as a result of any merger of the Fund with any other registered closed-end investment company managed by the Investment Adviser that has issued and sold VRDP Shares to the Purchaser).

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, partner, director or Person performing similar functions and (iii) is not otherwise subject to the undue influence or control of such other Person. For purposes of this definition, no Person will fail to be Independent solely because such Person acts as a voting consultant or trustee in respect of property owned by another Person or its Affiliates pursuant to this Agreement or any other agreement. With respect to item (i) above, “material direct or material indirect financial interest” means, (1) as to any Person, owning directly or indirectly (as principal for such Person’s own account) at least 5% of any class of the outstanding equity or debt securities issued by any other Person or (2) with respect to a Person (the “Investor”) owning directly or indirectly (as principal for the Investor’s own account) outstanding equity or debt securities of any other Person in an amount at least equal to 5% of the total consolidated shareholders equity of the Investor (measured in accordance with U.S. generally accepted accounting principles).

“Subscription Agreement” means that certain Subscription Agreement by and between the Voting Consultant and the Purchaser, as may be amended from time to time with the prior written consent of the parties thereto, which Subscription Agreement sets forth additional details, including fees, pursuant to which the Voting Consultant is providing the services contemplated hereunder.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Governing Document.

3.	Right to Transfer

The Purchaser shall have the right to sell or otherwise transfer the Subject Shares at any time in its sole discretion, subject to the transfer restrictions contained in Section 3.02 of the Amendment, dated as of June 20, 2012, to the Fee Agreement, as amended. Upon the transfer of the Subject Shares by the Purchaser to any third party (other than a transfer to an Affiliate of the Purchaser in which case such Subject Shares shall remain subject to this Agreement) such Subject Shares shall no longer be subject to this Agreement; provided, however, in connection with an Excluded Transfer:

(a) of the type specified in clause (1) of the definition of Excluded Transfer, the Subject Shares shall remain subject to this Agreement until such time as the Fund, upon the request of the Purchaser, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(b) of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent the Purchaser retains the right to vote or direct voting in connection with such transactions, the Subject Shares shall remain subject to this Agreement until such time as there is a default by the Purchaser under the related repurchase transaction or collateral pledge arrangement; and

(c) of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent the Purchaser does not retain the right to vote or direct voting of such Subject Shares in such transactions, such transactions do not permit the removal of the Subject Shares’ rights transferred to the Voting Trust pursuant to this Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such Subject Shares unless there is a default by the Purchaser under the related repurchase transaction or collateral pledge arrangement.

4.	Trustee

(a) Rights And Powers Of Trustee. With respect to Subject Shares where the Purchaser is the Beneficial Owner, the Trustee shall, in person or by nominees, agents, attorneys-in-fact, or proxies, have the right and the obligation with respect to all Voting Matters requiring holders of VRDP Shares to vote or consent with respect to and including voting or consenting to any corporate or shareholder action of any kind whatsoever, subject to the terms of this Agreement. The Trustee shall be obligated to vote or consent with respect to any Voting Matter in accordance with Section 7 and the other provisions of this Agreement.

(b) Liability Of Trustee. In exercising the rights and powers of the Trustee, the Trustee will exercise any rights and powers in the Trustee’s best judgment and in accordance with the recommendations of the Voting Consultant; provided, however, the Trustee shall not be liable for any action taken by such Trustee or the Trustee’s agent, except for liability arising from the Trustee’s bad faith, wilful misconduct or gross negligence. The Trustee shall not be required to give any bond or other security for the discharge of the Trustee’s duties.

(c) Resignation of and Successor Trustee. The Trustee may at any time resign the Trustee’s position as Trustee by delivering a resignation in writing to the Purchaser and the Voting Consultant to become effective at least 90 days after the date of such delivery, but in any event such notice shall not become effective prior to the acceptance of a successor Trustee. The Trustee shall nominate a successor Trustee acceptable to the Purchaser, who shall have all rights, powers and obligations of the resigning Trustee as set forth in this Agreement, and all rights, powers and obligations of the resigning Trustee hereunder shall immediately terminate upon the acceptance by the successor Trustee of such nomination and the execution of this Agreement by the successor Trustee as “Trustee” hereunder. No such resignation shall become effective until such time as a successor Trustee has been appointed and such appointment has been accepted. The fact that any Trustee has resigned such Trustee’s position as a Trustee shall not act, or be construed to act, as a release of any Subject Shares from the terms and provisions of this Agreement.

(d) Removal. The Trustee may be removed by the Purchaser (x) upon 30 days prior written notice upon either (i) a material breach by the Trustee of its obligations hereunder or (ii) any action or inaction of the Trustee which constitutes bad faith, negligence or wilful misconduct in the performance of its obligations hereunder and (y) otherwise with the prior written consent of the Fund in accordance with Section 14 below.

(e) Independent. The Trustee represents that it is Independent of the Purchaser.

5.	Voting Consultant

(a) Liability Of Voting Consultant. In providing its voting recommendations on Voting Matters hereunder, the Voting Consultant will provide such recommendations in the Voting Consultant’s best judgment as to the best interests of the Purchaser and its Affiliates as holders and beneficial owners of the Subject Shares with respect to the Voting Matters for the VRDP Shares; provided, however, the Voting Consultant shall not be liable for any action taken by such Voting Consultant or the Voting Consultant’s agent, except for liability arising from the Voting

Consultant’s bad faith, wilful misconduct or gross negligence. For the avoidance of doubt, the Voting Consultant’s maximum liability shall be limited to an amount not to exceed the total amounts of the fees the Voting Consultant receives from the Purchaser under the Subscription Agreement in any one year period for any and all claims made within that one year period; provided that if a breach of Section 5(d) is determined to have occurred, the sole remedy shall be the immediate removal of the Voting Consultant by the Purchaser in the Purchaser’s sole discretion and no monetary damages shall be due or payable. In addition, the Voting Consultant shall not be liable for any action taken by the Trustee contrary to the recommendations provided by the Voting Consultant.

(b) Resignation of and Successor Voting Consultant. The Voting Consultant may at any time resign the Voting Consultant’s position as Voting Consultant by delivering a resignation in writing to the Purchaser and to the Trustee to become effective at least 90 days after the date of such delivery. Upon receipt of the Voting Consultant’s written resignation, the Purchaser shall use commercially reasonable efforts to appoint a successor Voting Consultant which has been consented to by the Trustee, such consent not to be unreasonably withheld. If the Voting Consultant shall resign but a successor Voting Consultant has not assumed all of the Voting Consultant’s duties and obligations within 90 days of such resignation, the Voting Consultant may petition any court of competent jurisdiction for the appointment of a successor Voting Consultant. No such resignation shall become effective until such time as a successor Voting Consultant has been appointed and such appointment has been accepted.

(c) Removal. The Voting Consultant may be removed by the Purchaser (x) upon 30 days prior written notice upon either (i) a material breach by the Voting Consultant of its obligations hereunder or (ii) any action or inaction of the Voting Consultant which constitutes bad faith, gross negligence or wilful misconduct in the performance of its obligations hereunder and (y) otherwise with the prior written consent of the Fund in accordance with Section 14 below.

(d) Independent. The Voting Consultant represents that it is Independent of the Purchaser; provided, however, if the Voting Consultant becomes aware that the Voting Consultant is no longer Independent of the Purchaser, the Voting Consultant shall promptly, and in no event later than two Business Days after becoming so aware, notify the Purchaser and shall abstain from making voting recommendations during any period of time during which the Voting Consultant is not Independent of the Purchaser. If the Voting Consultant notifies the Purchaser that it is no longer Independent of the Purchaser, the Purchaser shall use commercially reasonable efforts to identify and appoint a replacement voting consultant.

6.	Amount of Subject Shares Notification

On any and each date that the Purchaser sells or otherwise transfers any Subject Shares to another Beneficial Owner, the Purchaser shall promptly notify the Trustee of such occurrence and the number of VRDP Shares that the Purchaser then owns.

7.	Voting Communications

The Purchaser shall notify the Trustee and the Voting Consultant as soon as possible, and in any event, not later than two Business Days after receipt of notice that a vote of the holders of VRDP Shares has been requested or permitted on any Voting Matter and the Purchaser shall, within such same time frame, forward any information sent to the Purchaser in connection with such vote to the Trustee and the Voting Consultant by Electronic Means.

The Voting Consultant shall analyze and provide a voting or consent recommendation to the Trustee (with a copy to the Purchaser) with respect to each Voting Matter in respect of the Subject Shares. The Trustee is obligated to act in accordance with the voting or consent recommendation made by the Voting Consultant. If the Voting Consultant fails to provide a voting or consent recommendation to the Trustee on or prior to the deadline for submission of such vote or consent, the Trustee shall not be obligated to provide a vote or consent on behalf of the Purchaser on such deadline and shall provide notice of the failure to receive a voting or consent recommendation to the Purchaser and the Voting Consultant. In all Voting Matters, the Trustee shall use the proxies granted to it by the Purchaser to vote or consent the Subject Shares in accordance with the voting or consent recommendation made by the Voting Consultant and the Purchaser shall not exercise any voting or consent rights in such matters.

8.	Indemnification

(a) Of the Trustee and the Voting Consultant. The Purchaser shall indemnify and hold the Trustee and the Voting Consultant and such Trustee’s and such Voting Consultant’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever in connection with or growing out of (i) with respect to the Trustee, the administration of the voting trust created by this Agreement or (ii) with respect to the Trustee and the Voting Consultant, the exercise of any powers or the performance of any duties by the Trustee or the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Trustee and the Voting Consultant separately, such as may arise from the bad faith, willful misconduct or gross negligence of the Trustee or the Voting Consultant, respectively. In no event shall the Purchaser be liable for special, incidental, indirect or consequential damages.

(b) Of the Purchaser and the Voting Consultant. The Trustee shall indemnify and hold the Purchaser and the Voting Consultant and the Purchaser’s and the Voting Consultant’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Purchaser or the Voting Consultant in connection with or growing out of the bad faith, wilful misconduct or gross negligence of the Trustee in connection with the exercise of any powers or the performance of any duties by the Trustee as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Voting Consultant separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Voting Consultant, respectively. In no event shall the Trustee be liable for special, incidental, indirect or consequential damages.

(c) Of the Purchaser and the Trustee. The Voting Consultant shall indemnify and hold the Purchaser and the Trustee and the Purchaser’s and the Trustee’s agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, reasonable costs, reasonable expenses or disbursements (including reasonable legal fees and expenses) of any kind and nature whatsoever which may be imposed, incurred or asserted against the Purchaser or the Trustee in connection with or growing out of the bad faith, wilful misconduct or gross negligence of the Voting Consultant in connection with the exercise of any powers or the performance of any duties by the Voting Consultant as herein provided or contemplated, including, without limitation, any action taken or omitted to be taken, except, with respect to the Purchaser and the Trustee separately, such as may arise from the wilful misconduct or gross negligence of the Purchaser or the Trustee, respectively; provided, however, that the Voting Consultant’s maximum liability under this Section 8(c) shall be limited to an amount not to exceed the total amount of the fees the Voting Consultant receives from the Purchaser under the Subscription Agreement in any one year period for any and all claims made within that one year period. In no event shall the Voting Consultant be liable for special, incidental, indirect or consequential damages.

(d) Conditions to Indemnification. An indemnified party must give the other party(ies) prompt written notice of any claim and allow the indemnifying party to defend or settle the claim as a condition to indemnification. No settlement shall bind any party without such party’s written consent.

9.	Termination of Agreement; Termination of Existing Voting Trust Agreement

(a) This Agreement and the voting trust created hereby shall terminate with respect to all of the Subject Shares (i) at the option of the Purchaser, upon the non-payment of dividends on the VRDP Shares for two years, (ii) at the option of the Purchaser, on the last day of the Special Rate Period or upon the Purchaser and its Affiliates owning less than 20% of the Outstanding VRDP Shares or (iii) as provided with respect to certain transfers of Subject Shares in Section 3 above.

(b) Upon the termination of this Agreement with respect to the Subject Shares, the voting trust created pursuant to Section 1 hereof shall cease to have any effect with respect to the Subject Shares, and the parties hereto shall have no further rights or obligations under this Agreement with respect to the Subject Shares.

(c) The Existing Voting Trust Agreement shall terminate on and as of the Effective Date upon the execution and delivery of this Agreement by the parties hereto, and the VRDP Shares subject thereto shall thereafter be subject to the voting trust created by this Agreement.

10.	Trustee’s Compensation

The Trustee shall be entitled to the compensation set forth in the letter agreement between the Purchaser and the Trustee dated as of October 24, 2012, as may be amended from time to time.

11.	Voting Consultant’s Compensation

The Voting Consultant shall be entitled to the compensation pursuant to the Subscription Agreement.

12.	Tax Treatment

It is the intention of the parties hereto that for all federal, state and local income and other tax purposes the Purchaser or the applicable Beneficial Owner, as the case may be, shall be treated as the owner of the Subject Shares and, except as otherwise required by law, no party shall take a contrary position in any tax return or report or otherwise act in a contrary manner.

13.	Notices

All notices, requests and other communications to the Purchaser, the Trustee or the Voting Consultant shall be in writing (including telecopy, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or telecopy number or email address set forth below or to such other Person and/or such other address or telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section. The notice address for each party is specified below:

if to the Purchaser:

Citibank, N.A.

390 Greenwich St., 4th Floor

New York, NY 10013

Attention: Muni Middle Office

Telephone: (212) 723-6320

Facsimile: (212) 723-8642

Email: msdcititob@citi.com

if to the Trustee:

LordSPV, a TMF Group Company

48 Wall Street, 27th Floor

New York, NY 10005

Attention: Ed O’Connell, General Counsel

Telephone: (212) 346-9018

Facsimile: (212) 346-9012

Mobile: (646) 673-4090

Email: Edward.oconnell@tmf-group.com

if to the Voting Consultant:

Glass Lewis & Co.

44 Wall Street

New York, NY 10005

Attention: Marguerite Pierce

Telephone: (646) 826-5654

Email: mpierce@glasslewis.com

With a copy to:

Glass Lewis & Co.

44 Wall Street

New York, NY 10005

Attention: Dianne Lindsey

Telephone: (301) 591-1399

Email: dlindsey@glasslewis.com

14.	Modification

No modification of this Agreement shall be effective unless in writing and signed by all of the parties hereto. Without the prior written consent of the Fund, the Purchaser will not agree or consent to any amendment, supplement, modification or repeal of this Agreement, nor waive any provision hereof, if any such amendment, supplement, modification, repeal or waiver would (i) adversely affect the conveyance into the voting trust governed by this Agreement of all Voting Matters in respect of the Subject Shares or the voting of such Subject Shares in accordance with this Agreement and the Fee Agreement or (ii) terminate, replace or change the Voting Consultant or the Trustee, in each case in effect on the Effective Date; provided, that in the case of any proposed amendment, supplement, modification or repeal of this Agreement which is a result of a change in law or regulation or would terminate, replace or change the Voting Consultant or the Trustee, the consent of the Fund shall not be unreasonably withheld or delayed and the consent of the Fund shall otherwise be in its sole discretion.

15.	Benefit and Burden

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their legatees, distributees, estates, executors or administrators, personal and legal representatives, successors and assigns.

16.	Severability

The invalidity of any particular provision of this Agreement shall not affect the validity of the remainder hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17.	Headings

The section headings herein are for convenience of reference only, and shall not affect the construction, or limit or otherwise affect the meaning hereof.

18.	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

19.	Waiver of Jury Trial

THE PURCHASER, THE TRUSTEE AND THE VOTING CONSULTANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER(S) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

20.	Assignment

None of the parties hereto may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided that, without the consent of either the Trustee or the Voting Consultant, the Purchaser may assign its rights and obligations under this Agreement (i) to an Affiliate, (ii) to a successor entity following a consolidation, amalgamation with, or merger with or into such successor entity or (iii) to a transferee that acquires all or substantially all of the Purchaser’s assets. Any assignment other than in accordance with this section shall be void.

21.	Conflicts with Other Documents

In the event that this Agreement requires any action to be taken with respect to any matter and the Subscription Agreement requires that a different action be taken with respect to such matter, and such actions are mutually exclusive, the provisions of this Agreement in respect thereof shall control.

22.	Counterparts

This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Citibank, N.A., as Purchaser

By:	/s/ Jessica Emery
Name: Jessica Emery
Title: Vice President

Lord Securities Corporation, as Trustee

By:	/s/ Edward O’Connell
Name: Edward O’Connell
Title: Senior Vice President

Glass Lewis & Co., LLC, as Voting Consultant

By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: SVP, Sales & Marketing